Exhibit 5.1

September 14, 2005

Gregg Appliances, Inc.

4151 East 96th Street

Indianapolis, Indiana 46240

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Gregg Appliances, Inc., an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $165,000,000 aggregate principal amount of 9% Senior Notes Due 2013 of the Company (the “Exchange Notes”), issued in exchange for an equal aggregate principal amount of the outstanding 9% Senior Notes Due 2013 of the Company (the “Old Notes”).

The Exchange Notes are to be issued pursuant to an Indenture (the “Indenture”), dated as of February 3, 2005, between the Company, HHG Distributing, LLC, an Indiana limited liability company (the “Guarantor”), and Wells Fargo Bank, National Association, as the trustee thereunder (the “Trustee”). Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Indenture.

In connection with this opinion, we have examined originals or copies of the Registration Statement; the Registration Rights Agreement; the Indenture; the form of the Exchange Notes; resolutions duly adopted by the board of directors of the Company and of the Guarantor; and certified copies of the certificate of incorporation and by-laws of the Company and certified copies of the Articles of Organization and Operating Agreement of the Guarantor, each as amended to date. In addition, we have examined such other corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion. The Indenture and the Exchange Notes are referred to herein collectively as the “Transaction Documents”.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws (other than state and local tax, antitrust, blue sky and securities laws, as to which we express no opinion) of the State of New York as applied by courts located in New York; and we express no opinion as to the laws of any other jurisdiction. As to all matters of Indiana law, with your permission, we are relying exclusively on the opinion of Ice Miller, a copy of which is filed with the Registration Statement.

We note that the Transaction Documents contain provisions stating that each is to be governed by the laws of the State of New York (each such contractual choice of law clause being referred to as a “Chosen-Law Provision”). Except to the extent that such a Chosen-Law Provision is made enforceable by New York General Obligations Law Section 5-1401, as applied by a New York state court or a federal court sitting in New York and applying New York choice of law principles, no opinion is given herein as to any Chosen-Law Provision, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Transaction Documents.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)	We have assumed without any independent investigation that (i) the Trustee is, at all times relevant thereto, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and had and has the full organizational power, authority and legal right under its governing documents and applicable laws to execute, deliver and perform its obligations under the Transaction Documents to which it is party, (ii) the Trustee has duly authorized, executed and delivered each of the Transaction Documents to which it is party; (iii) each of the Transaction Documents to which the Trustee is party is a valid, binding and enforceable agreement of the Trustee; and (iv) the Indenture, the Old Notes and the Guarantees endorsed on the Old Notes are in full force and effect and enforceable against the Company and the Guarantor.

(b)	The enforcement of any obligations of any of the Company, the Guarantor, or any other Person, whether under any of the Transaction Documents or otherwise, may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of any of the Company, the Guarantor or any other Person, whether under any of the Transaction Documents or otherwise.

(c)	The enforcement of the rights of any Person may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, including, without limitation, concepts of materiality and reasonableness (regardless of whether such enforceability is considered in a proceeding at law or in equity), whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

Based upon the foregoing, and subject to the limitations and qualifications set forth above, we are of the opinion that (i) the Exchange Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms and (ii) the Guarantees endorsed on the Exchange Notes have been duly authorized by the Guarantor and, when executed in accordance with the provisions of the Indenture and delivered in exchange for the Guarantees endorsed on the Old Notes in accordance with the Indenture and the Exchange Offer, will be binding upon the Guarantor. We assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware after the date of this letter.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

/s/    Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP